Filed Pursuant to Rule 424(b)(3)
Registration No. 333-61319

PROSPECTUS SUPPLEMENT NO. 3

Dated November 12, 2004

To the Prospectus dated September 21, 1998

GLENBOROUGH REALTY TRUST INCORPORATED

Glenborough Realty Trust Incorporated (the “Company”) has prepared this Prospectus Supplement to update certain information included in the Company’s Prospectus dated September 21, 1998 relating to 1,458,152 shares of the Company’s Common Stock, par value $.001 per share, issuable upon conversion of 1,458,152 units (the “Units”) of limited partnership interest of Glenborough Properties, L.P. if and to the extent that the holders of the Units tender such Units for redemption and the Company elects to redeem such Units for shares of Common Stock rather than for cash.

Pursuant to a Merrill Lynch Loan and Collateral Account Agreement and/or Loan Management Account Agreement by and among Trust Realty Advisors, a California corporation (the “Trust Realty”), Merrill Lynch Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated (individually and collectively, the “Trust Realty Loan Agreement”), 13,555 Units and underlying shares of Common Stock that are subject to this prospectus have been pledged by Trust Realty to Merrill Lynch Bank USA as security for a loan or other extension of credit to Trust Realty. Upon a default under the Trust Realty Loan Agreement, Merrill Lynch Bank USA, its parent, Merrill Lynch & Co. Inc. or any subsidiary thereof, may be a selling holder hereunder and upon the exchange of such Units, may sell the applicable shares of Common Stock offered by this prospectus.

Pursuant to a Merrill Lynch Loan and Collateral Account Agreement and/or Loan Management Account Agreement by and among Realty Advisors, LLC, a California limited liability company (the “Realty Advisors”), Merrill Lynch Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated (individually and collectively, the “Realty Advisors Loan Agreement”), 25,735 Units and underlying shares of Common Stock that are subject to this prospectus have been pledged by Realty Advisors to Merrill Lynch Bank USA as security for a loan or other extension of credit to Realty Advisors. Upon a default under the Realty Advisors Loan Agreement, Merrill Lynch Bank USA, its parent, Merrill Lynch & Co. Inc. or any subsidiary thereof, may be a selling holder hereunder and upon the exchange of such Units, may sell the applicable shares of Common Stock offered by this prospectus.